EXHIBIT 99

First Citizens BancShares Announces Filing to Merge Banking Subsidiaries

RALEIGH, N.C., Oct. 8, 2010 (GLOBE NEWSWIRE) -- First Citizens BancShares' subsidiary First Citizens Bank, a North Carolina-chartered commercial bank, has filed an application with federal and state regulators to merge with IronStone Bank, with IronStone becoming a division of First Citizens Bank. IronStone Bank is a federal thrift institution and also a subsidiary of BancShares.

The existing branches of IronStone Bank will continue to operate under the IronStone name for the foreseeable future. The merger is subject to federal and state regulatory approvals.

"Merging our two companies is a sound business decision," said Frank B. Holding Jr., BancShares' chairman and chief executive officer. "The merger will mean greater efficiencies, less complexity and more cost effectiveness.  It will also provide our company with additional opportunities for growth in the future."

Approval of the merger is expected by first quarter 2011.

"IronStone clients will not see any changes to the exceptional service they currently receive," Holding said. "They will, however, find value in First Citizens Bank's history and nationally recognized stability and strength."

Raleigh-headquartered First Citizens BancShares (Nasdaq:FCNCA) is the 46th largest financial holding company in the United States with $21 billion in assets, 438 offices and 5,220 employees.

First Citizens Bank has been in business for 112 years. It has 379 offices in California, the District of Columbia, Florida, Maryland, North Carolina, Tennessee, Virginia, Washington and West Virginia. IronStone Bank, which opened in 1997, has 59 offices in Arizona, California, Colorado, Florida, Georgia, Kansas, Missouri, New Mexico, Oklahoma, Oregon, Texas and Washington.

CONTACT:  First Citizens BancShares
          Frank Smith
            919.716.4121
          Barbara Thompson
            919.716.2716